Exhibit 99.1

FLAGSTONE RE REPORTS INCREASED DILUTED BOOK VALUE PER SHARE
OF $15.51 FOR END OF FOURTH QUARTER 2010

LUXEMBOURG, Grand Duchy of Luxembourg, February 14, 2011 - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced fourth quarter 2010 basic book value per share of $16.48 and diluted book value per share of $15.51, up 3.7% and 3.0%, respectively, for the quarter (percentages inclusive of dividends).  Net income attributable to Flagstone’s common shareholders for the quarter ended December 31, 2010, was $15.0 million, or $0.20 per diluted share, compared to a net income of $71.5 million, or $0.86 per diluted share, for the quarter ended December 31, 2009.  Net income attributable to Flagstone’s common shareholders for the year ended December 31, 2010, was $97.1 million, or $1.23 per diluted share, compared to a net income of $242.2 million, or $2.87 per diluted share, for the year ended December 31, 2009.

Operating highlights for the periods ended December 31, 2010 and 2009 included the following:

	For the three months ended December 31,			For the years ended December 31,
	2010	2009	% Change	2010	2009	% Change

	(Expressed in millions of U.S. dollars, except percentages)

Operating income (1)	$5.0	$58.4	(91.4)%	$43.6	$194.5	(77.6)%
Gross premiums written	$142.4	$123.7	15.1%	$1,097.8	$988.5	11.1%
Net premiums earned	$204.5	$203.1	0.7%	$852.1	$758.5	12.3%
Combined ratio	105.7%	73.3%	32.4%	101.6%	74.7%	26.9%
Total return on investments	0.8%	1.4%	(0.6)%	4.2%	4.6%	(0.4)%

 (1) Operating income, a non-GAAP financial measure, is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) - investments, net realized and unrealized gains (losses) - other and net foreign exchange losses (gains).  A reconciliation of this measure to net income attributable to Flagstone is presented at the end of this release.

CEO David Brown commented: “2010 was a positive year for Flagstone.  Despite an unprecedented number of large international events, we were able to grow book value by 12.1% for the full year, and by 3.0% in the fourth quarter.  Since our founding five years ago, our team has worked diligently to build a platform that today produces quality underwriting opportunities from around the globe, as well as sustainable profitability on an annual basis.  It is this diversification, both geographically and by business line, that provides us with immense global opportunities to choose from.  Our selective underwriting approach coupled with this diversification, has resulted in superior and sustainable underwriting performance, proven by our 5 year average Loss Ratio of 42%. However, in 2010 North America was unusually quiet, as it has been the past several years, while international activity was at record high levels, a historical anomaly which impacts a diversified portfolio such as ours and is reflected in our results.”

Brown continued, “Our written premium for the 4th quarter was $142 million which represents an increase of 15.1% over the same quarter last year and brings our total premium for the year to $1.1 billion which is an 11.1% increase from 2009. We have grown by sourcing as much business as possible and then selecting only the risks that meet our stringent pricing targets. The increase in our written premium is a testament to this strict oversight and was implemented with a close eye on cycle management.  As we have previously announced, increased estimated losses from the earthquake in New Zealand, as well as exposure to Australian aggregate covers and the Queensland flooding, negatively impacted the fourth quarter. Furthermore, subsequent flooding in large areas of Australia and Cyclone Yasi in Northern Australia will be first quarter 2011 events and will impact the first quarter financial results.  Due to the timing and nature of these events we are assessing our exposure and will provide a loss estimate when our assessment is concluded. It is important to note that the occurrence of this number of sizeable losses over the course of a year in this region is historically unprecedented.

Brown concluded, “At the end of the fourth quarter, we also successfully purchased additional protection from Montana Re, our fourth such catastrophe bond transaction, further optimizing our capital structure and making our portfolio more efficient. Finally, we have continued to prudently manage our balance sheet and capital levels, and given the market conditions, we have demonstrated our discipline by allocating capital to share buy-backs. Flagstone and its affiliates repurchased $91.9 million in the fourth quarter and $164.3 million during the year, representing 7.6% and 13.6%, respectively, of our January 1, 2010 Flagstone shareholders’ equity.

Gary Prestia, Chief Underwriting Officer North America, said: “We remained disciplined throughout 2010 and the North American portfolio profited as a result.  At January 1, 2011, we saw North American catastrophe pricing generally down 7 to 10 percent on a risk adjusted basis, and as such we were content to reduce risk by not renewing underpriced business.  The Northeast was among the more disappointing regions and we believe it has reached a point where an increasing number of programs are no longer supportable on a marginal pricing basis. The only region that saw some price increases was the Midwest, driven by programs directly affected by the high tornado and hail loss activity of the past three years.  Overall, we expect cycle management to play a key role as the year progresses. The recent catastrophe model changes may partially offset this softening trend and increase demand; however, large industry loss activity will likely be the major catalyst for change.”

Guy Swayne, Chief Underwriting Officer International, added: “Internationally, the January 1, 2011 renewals saw challenging market conditions but the reinsurance market in general was disciplined. The business we write in Europe and South Africa was stable and we were able to maintain our price levels as we continue to optimize our portfolio. Furthermore, due to the recent losses in Australasia, we saw significant increases on rates in that region.  Lastly, the specialty business was mixed with some areas such as the marine and energy markets as well as our engineering business showing improved pricing and good submission flow.”

Results of Operations

The Company regularly reviews its financial results and assesses performance on the basis of three reportable segments: Reinsurance, Lloyd’s and Island Heritage (previously referred to as our Insurance segment).  Please refer to the “Segment Reporting” tables on pages 12 and 13 for more information. All amounts in the following tables are expressed in thousands of U.S. dollars, except percentages or unless otherwise stated.

Underwriting results

Reinsurance segment

Below is a summary of the underwriting results and ratios for our Reinsurance segment for the three months ended December 31, 2010 and 2009:

	For the three months ended December 31,
	2010	2009	$ Change	% Change

Property catastrophe reinsurance	$32,806	$32,725	$81	0.2%
Property reinsurance	29,423	23,490	5,933	25.3%
Short tail specialty and casualty reinsurance	31,064	25,237	5,827	23.1%
Gross premiums written	93,293	81,452	11,841	14.5%
Premiums ceded	(30,425)	(20,238)	(10,187)	50.3%
Net premiums written	62,868	61,214	1,654	2.7%
Net premiums earned	165,318	177,405	(12,087)	(6.8)%
Other related income	557	81	476	587.4%
Loss and loss adjustment expenses	(107,232)	(52,079)	(55,153)	105.9%
Acquisition costs	(35,322)	(30,970)	(4,352)	14.1%
General and administrative expenses	(28,050)	(34,426)	6,376	(18.5)%
Underwriting (loss) income	$(4,729)	$60,011	$(64,740)	(107.9)%

Loss ratio	64.9%	29.4%
Acquisition cost ratio	21.4%	17.5%
General and administrative expense ratio	17.0%	19.4%
Combined ratio	103.3%	66.3%

•	The decrease in net underwriting results is primarily related to incurred losses on more significant catastrophic events in 2010, as compared to the same period in 2009.

•	Premiums ceded were 32.6% of gross reinsurance premiums written compared to 24.8% for the same period in 2009.

•
The increase in the loss ratio compared to the fourth quarter of 2009 was primarily due to more significant losses from catastrophic events compared to the same period last year, including net incurred losses of $25.0 million on an Aggregate cover due to a number of losses in Australia during 2010, the New Zealand earthquake ($23.0 million) and the fourth quarter 2010, Queensland floods ($10.0 million).

•
Each quarter we revisit our loss estimates for previous loss events.  During the quarter ended December 31, 2010, based on updated estimates provided by clients and brokers, we have recorded net adverse developments for prior accident years of $6.3 million.

Below is a summary of the underwriting results and ratios for our Reinsurance segment for the years ended December 31, 2010 and 2009:

	For the years ended December 31,
	2010	2009	$ Change	% Change

Property catastrophe reinsurance	$512,466	$503,006	$9,460	1.9%
Property reinsurance	173,585	142,182	31,403	22.1%
Short tail specialty and casualty reinsurance	175,337	151,796	23,541	15.5%
Gross premiums written	861,388	796,984	64,404	8.1%
Premiums ceded	(150,820)	(140,850)	(9,970)	7.1%
Net premiums written	710,568	656,134	54,434	8.3%
Net premiums earned	697,614	689,544	8,070	1.2%
Other related income	3,817	3,622	195	5.4%
Loss and loss adjustment expenses	(413,005)	(241,358)	(171,647)	71.1%
Acquisition costs	(127,498)	(121,837)	(5,661)	4.6%
General and administrative expenses	(136,249)	(119,555)	(16,694)	14.0%
Underwriting income	$24,679	$210,416	$(185,737)	(88.3)%

Loss ratio	59.2%	35.0%
Acquisition cost ratio	18.3%	17.7%
General and administrative expense ratio	19.5%	17.3%
Combined ratio	97.0%	70.0%

•
The decrease in net underwriting results is primarily related to incurred losses on more significant catastrophic events in 2010, such as the Australian floods, the New Zealand earthquake, Deepwater Horizon and the Chile earthquake, as compared to 2009, and to the increase in general and administrative expenses which is related to asset impairment charges.

•	The increase in gross property and short tail specialty and casualty reinsurance premiums written is primarily due to increased business with existing clients and the addition of new clients.

•	Premiums ceded were 17.5% of gross reinsurance premiums written compared to 17.7% for the same period in 2009.

•
The increase in the loss ratio was primarily due to more significant losses from catastrophic events in the current year compared to last year, including net incurred losses related to the Australian floods ($10.0 million), the New Zealand earthquake ($74.2 million), the Chile earthquake ($64.0 million) and to Deepwater Horizon oil rig ($27.5 million).  The Deepwater Horizon loss is driven by an ILW loss of $25.0 million, approximately 91.0% of which is attributable to Mont Fort.  While such loss expenses are consolidated within our results, they do not impact Flagstone’s net income as they are attributable to the noncontrolling interest.  The loss (net of recoveries and reinstatement premiums) to Flagstone’s reinsurance segment from the Deepwater Horizon rig was $4.4 million.

•
Each quarter we revisit our loss estimates for previous loss events.  During the year ended December 31, 2010, based on updated estimates provided by clients and brokers, we recorded net favorable developments for prior accident years of $11.1 million. During the year ended December 31, 2009, the net favorable developments for prior catastrophe events were $6.6 million.

•
The increase in general and administrative expenses is mainly attributable to charges of $15.0 million related to our decision to sell corporate aircraft ($13.6 million of impairment charge related to assets held for sale and $1.4 million loss on sale) and an impairment charge of $1.1 million for intangible assets.

Lloyd’s segment

Below is a summary of the underwriting results and ratios for our Lloyd’s segment for the three months ended December 31, 2010 and 2009:

	For the three months ended December 31,
	2010	2009	$ Change	% Change

Property reinsurance	$16,764	$21,135	$(4,371)	(20.7)%
Short tail specialty and casualty reinsurance	22,127	14,805	7,322	49.5%
Gross premiums written	38,891	35,940	2,951	8.2%
Premiums ceded	(549)	3,263	(3,812)	(116.8)%
Net premiums written	38,342	39,203	(861)	(2.2)%
Net premiums earned	35,027	23,635	11,392	48.2%
Other related income	2,590	4,862	(2,272)	(46.7)%
Loss and loss adjustment expenses	(23,638)	(16,516)	(7,122)	43.1%
Acquisition costs	(8,469)	(6,076)	(2,393)	39.4%
General and administrative expenses	(8,254)	(4,420)	(3,834)	86.7%
Underwriting (loss) income	$(2,744)	$1,485	$(4,229)	(284.8)%

Loss ratio	67.5%	69.9%
Acquisition cost ratio	24.2%	25.7%
General and administrative expense ratio	23.6%	18.7%
Combined ratio	115.3%	114.3%

•	Premiums ceded were 1.4% of gross premiums written compared to 9.1% of gross premiums written for the same quarter in 2009.

•	Net premium earned growth reflects the maturing on the premiums earning pattern from its start up phase in 2009.

•	The loss and loss adjustment expenses have increased for the three months ended December 31, 2010 due to the growth in earned premiums.

•
General and administrative expenses include staff and salary related costs, administration expenses and Lloyd’s specific costs such as syndicate expenses.  The increase in the fourth quarter of 2010, as compared to the same period in 2009, is primarily related a $1.9 million onerous lease expense as we relocated our operations to new facilities and to the growth in our Lloyd’s operations.

Below is a summary of the underwriting results and ratios for our Lloyd’s segment for the years ended December 31, 2010 and 2009:

	For the years ended December 31,
	2010	2009	$ Change	% Change

Property reinsurance	$83,177	$60,195	$22,982	38.2%
Short tail specialty and casualty reinsurance	104,243	85,694	18,549	21.6%
Gross premiums written	187,420	145,889	41,531	28.5%
Premiums ceded	(24,450)	(18,504)	(5,946)	32.1%
Net premiums written	162,970	127,385	35,585	27.9%
Net premiums earned	145,246	62,130	83,116	133.8%
Other related income	13,566	8,749	4,817	55.1%
Loss and loss adjustment expenses	(115,711)	(40,847)	(74,864)	183.3%
Acquisition costs	(34,818)	(14,608)	(20,210)	138.3%
General and administrative expenses	(26,144)	(15,904)	(10,240)	64.4%
Underwriting loss	$(17,861)	$(480)	$(17,381)	3,621.0%

Loss ratio	79.7%	65.7%
Acquisition cost ratio	24.0%	23.5%
General and administrative expense ratio	18.0%	25.6%
Combined ratio	121.7%	114.8%

•	The increase in the gross property premiums written is primarily due to the growth in direct and facultative and binder business.

•	Premiums ceded were 13.0% of gross premiums written compared to 12.7% of gross premiums written for the same period in 2009.

•
Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $6.1 million compared to $3.8 million for the same period in 2009.  The 2009 intercompany reinsurance program began during the second quarter. This amount is eliminated upon consolidation.

•	Net premiums earned growth reflects the maturing of the premiums earning pattern from its start up in 2009.

•
Other related income, derived from services provided to syndicates and third parties, increased primarily as a result of the recognition of profit commission from Syndicate 1861’s 2007 year of account, recorded in the first quarter in the amount of $7.0 million.

•	Notable loss events recorded include:

o	Second quarter 2010 - loss of $17.3 million related to the Deepwater Horizon oil rig ($14.0 million net of reinstatement premiums), and
o	First quarter 2010 - loss of $5.3 million related to the Chile earthquake ($4.9 million net of reinstatement premiums).

•
General and administrative expenses include staff and salary related costs, administration expenses and Lloyd’s specific costs such as syndicate expenses. The increase is primarily related to the growth in Lloyd’s operations.

Island Heritage segment

Below is a summary of the underwriting results and ratios for our Island Heritage segment for the three months ended  December 31, 2010 and 2009:

	For the three months ended December 31,
	2010	2009	$ Change	% Change

Gross premiums written	$20,339	$14,214	$6,125	43.1%
Premiums ceded	(14,694)	(11,754)	(2,940)	25.0%
Net premiums written	5,645	2,460	3,185	129.5%
Net premiums earned	4,151	2,087	2,064	98.9%
Other related income	6,521	6,153	368	6.0%
Loss and loss adjustment expenses	(935)	(180)	(755)	419.4%
Acquisition costs	(5,608)	(3,909)	(1,699)	43.5%
General and administrative expenses	(2,154)	(4,148)	1,994	(48.1)%
Underwriting income	$1,975	$3	$1,972	65,733.3%

Loss ratio (1)	8.8%	2.2%
Acquisition cost ratio (1)	52.5%	47.4%
General and administrative expense ratio (1)	20.2%	50.3%
Combined ratio	81.5%	99.9%

(1)For Island Heritage segment all ratios calculated using expenses divided by net premiums earned plus other related income.

•
The increase in gross premiums written is primarily related to continued growth in the Bahamas, Turks and Caicos Islands and the Cayman Islands. Contracts are written on a per risk basis and consist primarily of property lines.

•	Premiums ceded were 72.2% of gross premiums written compared to 82.7% of gross premiums written for the same quarter in 2009.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $10.1 million compared to $7.9 million for the same period in 2009. This amount is eliminated on consolidation.

•
Other related income consists primarily of quota share reinsurance ceding commissions. The other related income includes $3.6 million related to the quota share arrangement between Island Heritage and Flagstone Suisse. This amount is eliminated upon consolidation.

Below is a summary of the underwriting results and ratios for our Island Heritage segment for the years ended December 31, 2010 and 2009:

	For the years ended December 31,
	2010	2009	$ Change	% Change

Gross premiums written	$90,896	$84,239	$6,657	7.9%
Premiums ceded	(80,580)	(75,289)	(5,291)	7.0%
Net premiums written	10,316	8,950	1,366	15.3%
Net premiums earned	9,224	6,781	2,443	36.0%
Other related income	23,343	20,968	2,375	11.3%
Loss and loss adjustment expenses	(1,420)	(980)	(440)	44.9%
Acquisition costs	(18,102)	(14,213)	(3,889)	27.4%
General and administrative expenses	(9,300)	(11,679)	2,379	(20.4)%
Underwriting income	$3,745	$877	$2,868	327.0%

Loss ratio (1)	4.4%	3.5%
Acquisition cost ratio (1)	55.6%	51.2%
General and administrative expense ratio (1)	28.6%	42.1%
Combined ratio (1)	88.6%	96.8%

(1)For Island Heritage segment all ratios calculated using expenses divided by net premiums earned plus other related income.

•
The slight increase in gross premiums written is primarily related to continued growth in the Bahamas, offset by softening of rates in the U.S. Virgin Islands and the Cayman Islands. Contracts are written on a per risk basis and consist primarily of property lines.

•	Premiums ceded were 88.7% of gross premiums written compared to 89.4% of gross premiums written for the same period in 2009.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $35.7 million compared to $34.8 million for the same period in 2009. This amount is eliminated upon consolidation.

•
Other related income consists primarily of quota share reinsurance ceding commissions.  The other related income includes $15.5 million related to the quota share arrangement between Island Heritage and Flagstone Suisse compared to $14.3 million for the same period in 2009.  This amount is eliminated upon consolidation.

Investment results

The total return on our investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three and twelve months ended December 31, 2010, the total return on invested assets was 0.8% and 4.2%, respectively, compared to 1.4% and 4.6%, respectively for the three and twelve months ended December 31, 2009. The change in the return on invested assets of (0.6)% and (0.4)% during the three and twelve months ended December 31, 2010, compared to the same periods in 2009 is primarily due to lower interest rates during the periods.

Net investment income

Net investment income for the three months ended December 31, 2010 was $8.5 million compared to $8.9 million for the same period in 2009, a decrease of $0.4 million. The decrease is principally due to the decrease in interest rates during the current quarter.

Net investment income for the twelve months ended December 31, 2010, was $31.5 million compared to $28.5 million for the same period in 2009, an increase of $3.0 million. The increase is primarily due to the increase in yield caused by the change in asset allocation, which was partially offset by lower interest rates during the year.

Net realized and unrealized gains and losses – investments

Net realized and unrealized gains on the Company’s portfolio amounted to $6.5 million and $43.8 million for the three and twelve months ended December 31, 2010, respectively, compared to gains of $13.2 million and $39.7 million for the three and twelve months ended December 31, 2009, respectively. These amounts comprise net realized and unrealized gains and losses on our fixed maturities, equities, other investments and on our investment portfolio of derivatives which includes, U.S. equity, global equities, global bonds, commodity and real estate futures, "to be announced" mortgage-backed securities, interest rate swaps and total return swaps.

The decrease in the net realized and unrealized gains on investments for the three months ended was primarily due to steepening of the yield curve in the current period, which was partially offset by positive performance of global equity markets.

The increase in net realized and unrealized gains on investments for the twelve months ended December 31, 2010, was primarily due to positive performance on global equity markets and other investments, which was partially offset by decreasing interest rates and a smaller impact from tightening credit spreads in the current year.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its currency exposure with derivative instruments such as currency swaps and foreign currency forward contracts. Net realized and unrealized gains - other amounted to $3.1 million and $14.4 million for the three and twelve months ended December 31, 2010, respectively, compared to $nil and $11.3 million, respectively, for the same periods in 2009.

The components of the $3.1 million and $14.4 million gains for the three and twelve months ended December 31, 2010, are as follows:

	Three months ended	Twelve months ended
	December 31, 2010	December 31, 2010

	(Expressed in thousands of U.S. dollars)
Currency swaps	$(342)	$(1,290)
Foreign currency forward contracts	3,302	13,930
Reinsurance derivatives	112	1,801
Net realized and unrealized gains - other	$3,072	$14,441

Interest expense

Interest expense was $2.6 million and $10.4 million for the three and twelve months ended December 31, 2010, respectively, compared to $2.6 million and $12.1 million for the three and twelve months ended December 31, 2009, respectively. Interest expense consists of interest due on outstanding debt securities and the amortization of debt offering expenses.  The decrease in interest expense for the twelve months ended December 31, 2010, compared to the same period in 2009 is primarily related to the decrease in short term interest rates from period to period.

Flagstone shareholders’ equity

During the fourth quarter of 2010, the Company made no repurchases pursuant to its buyback program. As of December 31, 2010, authority to make up to $11.2 million of repurchases remained available under the buyback program.

On December 14, 2010, Flagstone (Bermuda) Holdings Limited (“Bermuda Holdings”), a subsidiary of the Company, purchased 8,005,024 shares of Flagstone, owned by companies associated with the Company’s former Executive Chairman, Mark Byrne (“Mr. Byrne”), in connection with the retirement of Mr. Byrne as a member of the Board of Directors of the Company and pursuant to the Purchase Agreement between Bermuda Holdings and Mr. Byrne at a total cost of $91.8 million. Also in connection with Mr. Byrne’s retirement, Bermuda Holdings purchased from Haverford, the Amended and Restated Share Purchase Warrant dated as of June 25, 2010, issued to Haverford and exercisable for 7,955,553 shares of Flagstone at a total cost of $14.2 million, which includes $0.7 million of transaction costs.

At December 31, 2010, Flagstone’s shareholders' equity was $1.1 billion and diluted book value per common share was $15.51.

Additional information

The Company will host a conference call on Tuesday, February 15, 2011, at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available on the Financial & Investor section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the property, property catastrophe, and short-tail specialty and casualty insurance and reinsurance businesses. The Company is traded on the New York Stock Exchange under the symbol “FSR” and the Bermuda Stock Exchange under the symbol “FSR BH”.  Additional financial information and other items of interest are available on the Company’s website located at www.flagstonere.com.

Please refer to the unaudited December 31, 2010, Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

CONTACT:

Flagstone Reinsurance Holdings, S.A.
Brenton Slade +352 2 735 1515
bslade@flagstonere.com

Unaudited Consolidated Condensed Balance Sheets
As at December 31, 2010 and 2009
(Expressed in thousands of U.S. dollars, except share data)

	As at December 31,
	2010	2009

ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2010 - $1,433,868; 2009 - $1,198,187)	$1,473,862	$1,228,561
Short term investments, at fair value (Amortized cost: 2010 - $14,254; 2009 - $231,609)	14,251	232,434
Other investments	120,047	46,224
Total investments	1,608,160	1,507,219
Cash and cash equivalents	345,705	352,185
Restricted cash	43,413	85,916
Premium balances receivable	318,455	278,956
Unearned premiums ceded	68,827	52,690
Reinsurance recoverable	28,183	19,270
Accrued interest receivable	15,599	11,223
Receivable for investments sold	1,795	5,160
Deferred acquisition costs	65,917	54,637
Funds withheld	25,934	22,168
Goodwill	16,381	16,533
Intangible assets	31,549	35,790
Assets held for sale	2,300	-
Other assets	146,984	125,021
Total assets	$2,719,202	$2,566,768

LIABILITIES
Loss and loss adjustment expense reserves	$721,314	$480,660
Unearned premiums	378,804	330,416
Insurance and reinsurance balances payable	82,134	62,864
Payable for investments purchased	3,106	11,457
Long term debt	251,122	252,402
Other liabilities	86,127	63,155
Total liabilities	1,522,607	1,200,954

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued and outstanding (2010 - 68,585,588; 2009 - 82,985,219)	845	850
Common shares held in treasury, at cost (2010 - 15,889,170; 2009 - 2,000,000)	(178,718)	(19,750)
Additional paid-in capital	904,235	912,547
Accumulated other comprehensive loss	(6,178)	(6,976)
Retained earnings	414,549	324,347
Total Flagstone shareholders' equity	1,134,733	1,211,018
Noncontrolling interest in subsidiaries	61,862	154,796
Total equity	1,196,595	1,365,814
Total liabilities and equity	$2,719,202	$2,566,768

Unaudited Consolidated Condensed Statements of Operations and Comprehensive Income
For the three and twelve months ended December 31, 2010 and 2009
(Expressed in thousands of U.S. dollars, except share and per share data)

	For the three months ended December 31,		For the twelve months ended December 31,
	2010	2009	2010	2009
REVENUES
Gross premiums written	$142,388	$123,707	$1,097,850	$988,491
Premiums ceded	(35,533)	(20,830)	(213,996)	(196,022)
Net premiums written	106,855	102,877	883,854	792,469
Change in net unearned premiums	97,641	100,250	(31,770)	(34,014)
Net premiums earned	204,496	203,127	852,084	758,455
Net investment income	8,490	8,859	31,482	28,531
Net realized and unrealized gains - investments	6,464	13,199	43,769	39,668
Net realized and unrealized gains (losses) - other	3,072	(20)	14,441	11,253
Other income	6,188	9,957	25,545	21,728
Total revenues	228,710	235,122	967,321	859,635

EXPENSES
Loss and loss adjustment expenses	131,805	68,775	530,136	283,185
Acquisition costs	45,784	37,007	164,820	136,471
General and administrative expenses	38,458	42,994	171,693	147,138
Interest expense	2,603	2,615	10,352	12,105
Net foreign exchange (gains) losses	(541)	106	4,719	3,231
Total expenses	218,109	151,497	881,720	582,130
Income before income taxes and interest in earnings of equity investments	10,601	83,625	85,601	277,505
Recovery (provision) for income tax	8,309	(5,336)	4,053	(5,412)
Interest in earnings of equity investments	(334)	(308)	(1,240)	(1,356)
Net income	18,576	77,981	88,414	270,737
Less: (Income) loss attributable to noncontrolling interest	(3,526)	(6,476)	8,670	(28,545)
NET INCOME ATTRIBUTABLE TO FLAGSTONE	$15,050	$71,505	$97,084	$242,192

Net income	$18,576	$77,981	$88,414	$270,737
Change in currency translation adjustment	136	(10)	607	2,600
Change in defined benefit pension plan obligation	5	(23)	191	136
Comprehensive income	18,717	77,948	89,212	273,473
Less: Comprehensive (income) loss attributable to noncontrolling interest	(3,526)	(6,087)	8,670	(29,986)
COMPREHENSIVE INCOME ATTRIBUTABLE TO FLAGSTONE	$15,191	$71,861	$97,882	$243,487

Weighted average common shares outstanding—Basic	75,050,491	83,071,505	78,656,688	84,279,777
Weighted average common shares outstanding—Diluted	75,249,804	83,294,463	78,880,590	84,503,792
Net income attributable to Flagstone per common share—Basic	$0.20	$0.86	$1.23	$2.87
Net income attributable to Flagstone per common share—Diluted	$0.20	$0.86	$1.23	$2.87
Distributions declared per common share (1)	$0.04	$0.04	$0.16	$0.16

(1) Distributions declared per common share are in the form of a non-dividend return of capital. Prior to the Company’s redomestication to Luxembourg on May 17, 2010, such distributions were in the form of dividends.

Segment Reporting (unaudited)
For the three months ended December 31, 2010 and 2009
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended December 31, 2010
	Reinsurance	Lloyd's	Island Heritage	Inter segment Eliminations (1)	Total

Gross premiums written	$93,293	$38,891	$20,339	$(10,135)	$142,388
Premiums ceded	(30,425)	(549)	(14,694)	10,135	(35,533)
Net premiums written	62,868	38,342	5,645	-	106,855
Net premiums earned	$165,318	$35,027	$4,151	$-	$204,496
Other related income	557	2,590	6,521	(3,615)	6,053
Loss and loss adjustment expenses	(107,232)	(23,638)	(935)	-	(131,805)
Acquisition costs	(35,322)	(8,469)	(5,608)	3,615	(45,784)
General and administrative expenses	(28,050)	(8,254)	(2,154)	-	(38,458)
Underwriting (loss) income	$(4,729)	$(2,744)	$1,975	$-	$(5,498)
Loss ratio (2)	64.9%	67.5%	8.8%		64.5%
Acquisition cost ratio (2)	21.4%	24.2%	52.5%		22.4%
General and administrative expense ratio (2)	17.0%	23.6%	20.2%		18.8%
Combined ratio (2)	103.3%	115.3%	81.5%		105.7%

	For the three months ended December 31, 2009
	Reinsurance	Lloyd's	Island Heritage	Inter segment Eliminations(1)	Total

Gross premiums written	$81,452	$35,940	$14,214	$(7,899)	$123,707
Premiums ceded	(20,238)	3,263	(11,754)	7,899	(20,830)
Net premiums written	61,214	39,203	2,460	-	102,877
Net premiums earned	$177,405	$23,635	$2,087	$-	$203,127
Other related income	81	4,862	6,153	(3,948)	7,148
Loss and loss adjustment expenses	(52,079)	(16,516)	(180)	-	(68,775)
Acquisition costs	(30,970)	(6,076)	(3,909)	3,948	(37,007)
General and administrative expenses	(34,426)	(4,420)	(4,148)	-	(42,994)
Underwriting income	$60,011	$1,485	$3	$-	$61,499
Loss ratio (2)	29.4%	69.9%	2.2%		33.9%
Acquisition cost ratio (2)	17.5%	25.7%	47.4%		18.2%
General and administrative expense ratio (2)	19.4%	18.7%	50.3%		21.2%
Combined ratio (2)	66.3%	114.3%	99.9%		73.3%

(1) Inter segment eliminations relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.
(2) For Island Heritage segment all ratios are calculated using expenses divided by net premiums earned plus other related income.

Segment Reporting (unaudited)
For the years ended December 31, 2010 and 2009
(Expressed in thousands of U.S. dollars, except percentages)

	For the year ended December 31, 2010
	Reinsurance	Lloyd's	Island Heritage	Inter-segment Eliminations (1)	Total

Gross premiums written	$861,388	$187,420	$90,896	$(41,854)	$1,097,850
Premiums ceded	(150,820)	(24,450)	(80,580)	41,854	(213,996)
Net premiums written	710,568	162,970	10,316	-	883,854
Net premiums earned	$697,614	$145,246	$9,224	$-	$852,084
Other related income	3,817	13,566	23,343	(15,598)	25,128
Loss and loss adjustment expenses	(413,005)	(115,711)	(1,420)	-	(530,136)
Acquisition costs	(127,498)	(34,818)	(18,102)	15,598	(164,820)
General and administrative expenses	(136,249)	(26,144)	(9,300)	-	(171,693)
Underwriting income (loss)	$24,679	$(17,861)	$3,745	$-	$10,563

Loss ratio (2)	59.2%	79.7%	4.4%		62.2%
Acquisition cost ratio (2)	18.3%	24.0%	55.6%		19.3%
General and administrative expense ratio (2)	19.5%	18.0%	28.6%		20.1%
Combined ratio (2)	97.0%	121.7%	88.6%		101.6%

	For the year ended December 31, 2009
	Reinsurance	Lloyd's	Island Heritage	Inter-segment Eliminations (1)	Total

Gross premiums written	$796,984	$145,889	$84,239	$(38,621)	$988,491
Premiums ceded	(140,850)	(18,504)	(75,289)	38,621	(196,022)
Net premiums written	656,134	127,385	8,950	-	792,469
Net premiums earned	$689,544	$62,130	$6,781	$-	$758,455
Other related income	3,622	8,749	20,968	(14,187)	19,152
Loss and loss adjustment expenses	(241,358)	(40,847)	(980)	-	(283,185)
Acquisition costs	(121,837)	(14,608)	(14,213)	14,187	(136,471)
General and administrative expenses	(119,555)	(15,904)	(11,679)	-	(147,138)
Underwriting income (loss)	$210,416	$(480)	$877	$-	$210,813

Loss ratio (2)	35.0%	65.7%	3.5%		37.3%
Acquisition cost ratio (2)	17.7%	23.5%	51.2%		18.0%
General and administrative expense ratio (2)	17.3%	25.6%	42.1%		19.4%
Combined ratio (2)	70.0%	114.8%	96.8%		74.7%

(1)Inter segment eliminations relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.
(2)For Island Heritage segment all ratios are calculated using expenses divided by net premiums earned plus other related income.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. In particular, statements using words such as  “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts in which the deposit premium is not specified; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, and our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; our exposure to many different counterparties in the financial service industry, and the related credit risk of counterparty default; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the insurance and reinsurance industries; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which are subject to significant uncertainties and speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the U.S. GAAP financial measures set forth in this Press Release, we have presented “basic and diluted book value per common share” and “operating income”, which are non-GAAP financial measures.  Management uses growth in diluted book value per common share as a prime measure of the value the Company is generating for its common shareholders, as management believes that growth in the Company’s diluted book value per common share ultimately translates into growth in the Company’s stock price.

Basic book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.  Diluted book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the warrant, performance share units (“PSUs”) and restricted share units (“RSUs”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per common share.  The warrant was anti-dilutive and was excluded from the calculation of diluted book value per common share as at December 31, 2010 and 2009.

Operating income is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains).

Book Value Per Common Share (unaudited)
As at December 31, 2010 and 2009
(Expressed in thousands of U.S. dollars, except share and per share data)

	As at December 31,
	2010	2009

Flagstone shareholders' equity	$1,134,733	$1,211,018
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone shareholders' equity	$1,134,733	$1,211,018

Cumulative distributions paid per outstanding common share (3)	$0.56	$0.40

Common shares outstanding - end of period	68,585,588	82,985,219
Vested RSUs	262,013	205,157
Total common shares outstanding - end of period	68,847,601	83,190,376

Potential shares to be issued:
PSUs expected to vest	3,998,558	3,305,713
RSUs outstanding	315,200	168,000
Conversion of warrant (2)	-	-
Common shares outstanding - diluted	73,161,359	86,664,089

Basic book value per common share	$16.48	$14.56

Diluted book value per common share	$15.51	$13.97

Basic book value per common share plus accumulated distributions	$17.04	$14.96

Diluted book value per common share plus accumulated distributions	$16.07	$14.36

Distributions per common share paid during the period (3)	$0.16	$0.16

(1)No proceeds due when exercised
(2)Below strike price - not dilutive
(3)Distributions paid per common share are in the form of a non-dividend return of capital. Prior to the Redomestication, such distributions were in the form of dividends.

Operating Income (unaudited)
For the three and twelve months ended December 31, 2010 and 2009
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended December 31,		For the years ended December 31,
	2010	2009	2010	2009

Net income attributable to Flagstone	$15,050	$71,505	$97,084	$242,192

Adjustments for:
Net realized and unrealized gains - investments	(6,464)	(13,199)	(43,769)	(39,668)
Net realized and unrealized (gains) losses - other	(3,072)	20	(14,441)	(11,253)
Net foreign exchange (gains) losses	(541)	106	4,719	3,231

Net operating income	$4,973	$58,432	$43,593	$194,502

Average Flagstone shareholders' equity	$1,179,393	$1,174,316	$1,172,876	$1,098,516

Annualized net operating return on average Flagstone shareholders' equity	1.7%	19.9%	3.7%	17.7%